UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                 )

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Forest Laboratories, Inc.

(Name of Registrant as Specified in its Charter)

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FOREST LABORATORIES, INC.
NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of the Stockholders of Forest Laboratories, Inc. will be held on August 10, 2009 at 10:00 a.m., at JP Morgan Chase & Co. Corporate Headquarters, 277 Park Avenue, New York, New York 10017.  We are holding this meeting to:

1.	Elect the eight directors named in this Proxy Statement (Proposal 1);

2.	Seek an advisory vote on the Company’s executive compensation program (Proposal 2);

3.	Ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010 (Proposal 3); and

4.	Transact such other business as may properly be brought before the meeting.

The record date for the Annual Meeting is June 19, 2009.  Only Forest stockholders of record at the close of business on that date may vote at the meeting or any adjournment of the meeting.  A copy of the Annual Report for the fiscal year ended March 31, 2009 is being mailed with this Proxy Statement.

You are invited to attend the meeting.  Whether or not you plan to attend the meeting, please vote by mail, by telephone, or via the Internet in order to be certain your shares are represented at the meeting.

By Order of the Board of Directors

WILLIAM J. CANDEE, III,
Secretary

June ___, 2009
New York, New York

FOREST LABORATORIES, INC.
909 THIRD AVENUE
NEW YORK, NEW YORK 10022
PROXY STATEMENT

This Proxy Statement contains information related to our Annual Meeting of Stockholders to be held on Monday, August 10, 2009, beginning at 10:00 a.m. at JP Morgan Chase & Co. Corporate Headquarters, 277 Park Avenue, New York, New York 10017, and at any adjournments thereof.  This Proxy Statement is being sent to stockholders on or about June ___, 2009.  You should review this information together with our 2009 Annual Report to Stockholders, which accompanies this Proxy Statement.

Information about the Meeting

Q: Why did you send me this Proxy Statement?

A: We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (the Board) of Forest Laboratories, Inc. (we or Forest or the Company) is soliciting your proxy to vote at our 2009 Annual Meeting of Stockholders (the meeting) to be held on Monday, August 10, 2009 and at any adjournments of the meeting.  This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this Proxy Statement.

Q: Who can vote at the Annual Meeting?

A: Only stockholders of record as of the close of business on June 19, 2009 are entitled to vote at the meeting.  On that date, there were [           ] shares of our common stock (each, a share) outstanding and entitled to vote.

Q: How many shares must be present to conduct the Annual Meeting?

A: We must have a “quorum” present in person or by proxy to hold the Annual Meeting.  A quorum is a majority of the outstanding shares entitled to vote.  Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the existence of a quorum.

Q: What matters are to be voted upon at the Annual Meeting?

A: Three proposals are scheduled for a vote:

•	Election of the eight directors named in this Proxy Statement;

•	Approval, on an advisory basis, of the Company’s executive compensation philosophy, policies and procedures; and

•	Ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010.

As of the date of this Proxy Statement, these three proposals are the only matters which our Board of Directors intends to present at the meeting.  Our Board does not know of any other business to be presented at the meeting.  If other business is properly brought before the meeting, the persons named on the enclosed proxy card will vote on these other matters in their discretion.

Q: How does the Board recommend that I vote?

A: The Board recommends that you vote FOR the election of each of the nominees for director; FOR the proposal to approve (on an advisory basis) the Company’s executive compensation philosophy, policies and procedures; and FOR the proposal to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010.

Q: How do I vote before the meeting?

A: You may vote your shares by mail by filling in, signing and returning the enclosed proxy card.  Most of our stockholders may also vote their shares by telephone or via the Internet.  The instructions for voting by telephone or via the Internet can be found with your proxy card.  If you vote by telephone or via the Internet, you do not need to return your proxy card.  With respect to the election of each Director nominee, the proposal to approve, on an advisory basis, the Company’s executive compensation philosophy, policies and procedures, and the ratification of the selection of BDO Seidman, LLP as Forest’s independent registered public accounting firm for the fiscal year ending March 31, 2010, you may vote “For” or “Against” or abstain from voting.

Q: May I vote at the meeting?

A: Yes, you may vote your shares at the meeting if you attend in person.  Even if you plan to attend the meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the meeting.

Q: How do I vote if my broker holds my shares in “street name”?

A: If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker.  For directions on how to vote shares held beneficially in street name, please refer to the voting instruction card provided by your broker.

Q: What should I do if I receive more than one set of proxy materials?

A: You may receive more than one set of these proxy materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares.  If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.  Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Q: How many votes do I have?

A: Each share of common stock that you own as of the close of business on June 19, 2009 entitles you to one vote on each matter voted upon at the Annual Meeting.  As of the close of business on June 19, 2009, there were [             ] shares of our common stock outstanding.

Q: May I change my vote?

A: Yes, you may change your vote or revoke your proxy at any time before the vote at the meeting.  You may change your vote prior to the meeting by executing a valid proxy bearing a later date and delivering it to us prior to the meeting at Forest Laboratories, Inc., Attention: Corporate Secretary, 909 Third Avenue, New York, New York 10022.  You may withdraw your vote at the meeting and vote in person by giving written notice to our Corporate Secretary.  You may also revoke your vote without voting by sending written notice of revocation to our Corporate Secretary at the above address.

Q: How are my shares voted if I submit a proxy but do not specify how I want to vote?

A: If you submit a properly executed proxy card but do not specify how you want to vote, your shares will be voted “FOR” the election of each of the nominees for director, “FOR” the proposal to approve, on an advisory basis, the Company’s executive compensation philosophy, policies and procedures, and “FOR” the ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010, and in the discretion of the persons named as proxies on all other matters that are properly brought before the meeting.

Q: What vote is required to elect Directors?

A: As described in the Company’s Corporate Governance Guidelines, in an uncontested election, a director will be elected by a vote of the majority of the votes cast.  A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” such director’s election.  In a contested election the directors will be elected by the vote of a plurality of the votes cast.  A contested election will occur if a stockholder has timely and properly nominated a person for election to the Board and has not timely withdrawn such nomination.  In either case, abstentions and broker non-votes will have no effect on the outcome of the election.

Q: What happens if a Director does not receive a majority of the votes cast?

A: Pursuant to our By-Laws and Corporate Governance Guidelines, the Board expects an incumbent director to tender his or her irrevocable resignation if he or she fails to receive the required number of votes cast for his or her re-election.  In order to ensure that the Company always has a fully functioning Board, if an incumbent director fails to receive the required number of votes cast, he or she continues as a holdover director.  The Corporate Governance Committee will act on an expedited basis to determine whether to accept or reject the director’s resignation and will submit such recommendation to the Board for prompt consideration.  The Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.  The Board will make its decision public as soon as practicable following the meeting.

Q: What vote is required to approve the stockholder advisory vote on the Company’s executive compensation program?

A:  For approval of this proposal, the proposal must receive the “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote on the matter.  Abstentions will have the same effect as a vote against the proposal.

Q: What vote is required to ratify the selection of BDO Seidman, LLP as Forest’s independent registered public accounting firm for the fiscal year ending March 31, 2010?

A: For approval of this proposal, the proposal must receive the “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote on the matter.  Abstentions will have the same effect as a vote against the proposal.

Q: What is a broker non-vote?

A: When shares are held in “street name”, a broker non-vote may occur when a bank or brokerage firm does not vote on a proposal because it does not have discretionary voting power and has not received instructions from the beneficial owner of the shares.  A broker non-vote is counted for the purpose of determining whether a quorum is present.  Under the current rules of the New York Stock Exchange (NYSE), your broker is permitted to vote your shares on certain routine matters, such as the election of directors, the advisory vote on the Company’s executive compensation program, and the ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010, even if you do not instruct the broker how to vote.

Q: Who will count the votes?

A: Votes will be counted by two independent inspectors of election appointed for the meeting.

Q: Who pays for the solicitation of proxies?

A: We will pay for the entire cost of soliciting proxies.  We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.  In addition, our directors and employees may solicit proxies in person, by telephone, via the Internet, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies, but The Proxy Advisory Group, LLC, our third party proxy solicitor, will be paid its customary fee, estimated to be about $12,000, if it renders solicitation services.

Q: How can I find out the results of the voting at the Annual Meeting?

A: Preliminary voting results will be announced at the Annual Meeting.  Final voting results will be published in our Quarterly Report on Form 10-Q for the period ending September 30, 2009.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth, as of June 19, 2009, the number of shares of common stock owned beneficially by any persons we know to be beneficial owners of more than five percent of our outstanding shares, each of our directors and each of our executive officers named in the Summary Compensation Table below and all of our directors and executive officers as a group:
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders (1)
Wellington Management Company, LLP 75 State Street Boston, MA 02109	42,044,790	13.94%
Vanguard Specialized Funds – Vanguard Health Care Fund 100 Vanguard Blvd. Malvern, PA 19355	30,133,000	9.99%
ClearBridge Advisors, LLC 620 8th Avenue New York, NY 10018	24,078,462	7.98%
Barclays Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	21,912,673	7.26%
Fairholme Capital Management, LLC 4400 Biscayne Blvd., 9th Floor Miami, FL 33137	20,437,332	6.77%
Named Executive Officers and Directors

Howard Solomon	6,202,945 (2)	2.06%

Lawrence S. Olanoff, M.D., Ph.D.	577,281 (3)	*

Nesli Basgoz, M.D.	24,500 (4)	*

William J. Candee, III	52,183 (5)	*

George S. Cohan	83,000 (6)	*

Dan L. Goldwasser	51,030 (7)	*

Kenneth E. Goodman	209,750 (8)	*

Lester B. Salans, M.D.	45,000 (9)	*

Elaine Hochberg	660,899 (10)	*

Francis I. Perier, Jr.	170,682 (11)	*

Marco Taglietti, M.D.	54,250 (12)	*

All directors and executive officers as a group	8,499,112 (13)	2.82%

* Less than 1%

(1)	Based upon information set forth in an Information Statement on Schedule 13G filed by the beneficial owner with the Securities and Exchange Commission (SEC).

(2)
Includes 120,000 shares of stock that are subject to a risk of forfeiture and includes 5,250,000 shares issuable pursuant to options that were exercisable on the record date or which become exercisable within 60 days of the record date.

(3)
Includes 80,000 shares of stock that are subject to a risk of forfeiture and includes 225,000 shares issuable pursuant to options that were exercisable on the record date or which become exercisable within 60 days of the record date.

(4)
Includes 1,250 shares of stock that are subject to a risk of forfeiture and includes 22,500 shares issuable pursuant to options that were exercisable on the record date or which become exercisable within 60 days of the record date.

(5)
Includes 1,250 shares of stock that are subject to a risk of forfeiture and includes 38,000 shares issuable pursuant to options that were exercisable on the record date or which become exercisable within 60 days of the record date.

(6)
Includes 1,250 shares of stock that are subject to a risk of forfeiture and includes 38,000 shares issuable pursuant to options that were exercisable on the record date or which become exercisable within 60 days of the record date.

(7)
Includes 1,250 shares of stock that are subject to a risk of forfeiture and includes 38,000 shares issuable pursuant to options that were exercisable on the record date or which become exercisable within 60 days of the record date.  Does not include 21,680 shares owned by Mr. Goldwasser’s wife of which Mr. Goldwasser disclaims beneficial ownership.

(8)
Includes 1,250 shares of stock that are subject to a risk of forfeiture and includes 8,000 shares issuable pursuant to options that were exercisable on the record date or which become exercisable within 60 days of the record date.

(9)
Includes 1,250 shares of stock that are subject to a risk of forfeiture and includes 26,000 shares issuable pursuant to options that were exercisable on the record date or which become exercisable within 60 days of the record date.

(10)
Includes 56,250 shares of stock that are subject to a risk of forfeiture and includes 569,512 shares issuable pursuant to options that were exercisable on the record date or which become exercisable within 60 days of the record date and 24,560 shares which are pledged as security.

(11)
Includes 55,000 shares of stock that are subject to a risk of forfeiture and includes 112,500 shares issuable pursuant to options that were exercisable on the record date or which become exercisable within 60 days of the record date.

(12)
Includes 34,687 shares of stock that are subject to a risk of forfeiture and includes 18,000 shares issuable pursuant to options that were exercisable on the record date or which become exercisable within 60 days of the record date.

(13)
Includes 461,187 shares of stock that are subject to a risk of forfeiture and includes 6,494,412 shares issuable pursuant to options that were exercisable on the record date or which become exercisable within 60 days of the record date.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require our executive officers and directors and persons owning more than 10% of our common stock to file certain reports on ownership and changes in ownership with the Securities and Exchange Commission (SEC).  Based on a review of our records and other information, we believe that during fiscal year 2009, our executive officers and directors and all persons holding more than 10% of our common stock timely filed all such Section 16(a) reports except for reports on Form 4 reporting the delivery of shares to the Company by each of Howard Solomon on June 6, 2008 and Dr. Lawrence Olanoff on June 6, 2008 in satisfaction of the reporting person’s tax obligations upon the vesting of restricted stock awards which were inadvertently filed late.

PROPOSAL 1

ELECTION OF DIRECTORS

Our entire Board of Directors is elected each year at the Annual Meeting of Stockholders.  The Board is currently comprised of eight members.  Each of the nominees listed below is an incumbent director whose nomination to serve for a one-year term was recommended by our Nominating and Governance Committee and approved by the Board.  The eight nominees include five independent directors as defined in the NYSE rules and regulations.

Each nominee elected as a director will continue in office until the next annual meeting of stockholders or until his or her successor has been elected or appointed.  Each person nominated has agreed to serve if elected.

The persons named as proxies intend to vote the proxies FOR the election of each of the nominees unless you indicate on the proxy card a vote against or an abstention with respect to any of the nominees.  If for some reason any director nominee is unable to serve, the persons named as proxies may vote for a substitute nominee recommended by the Board, and unless you indicate otherwise on the proxy card, the proxies will be voted in favor of the remaining nominees.

The following persons have been nominated as directors:

Name and Principal Occupation or Position	Age	Has Been a Director Since
Howard Solomon Chairman of the Board and Chief Executive Officer. Mr. Solomon has served as our Chief Executive Officer since 1977.	81	1964
Lawrence S. Olanoff, M.D., Ph.D. President and Chief Operating Officer since October 2006. President and Chief Executive Officer at Celsion Corporation from July 2005 to October 2006. For the ten years prior to July 2005, Dr. Olanoff served as Executive Vice President – Chief Science Officer at Forest.	57	2006
Nesli Basgoz, M.D. Associate Chief for Clinical Affairs, Division of Infectious Diseases, Massachusetts General Hospital (MGH). Dr. Basgoz previously served as Clinical Director, Infectious Diseases Division of MGH and serves as Associate Professor of Medicine, Harvard Medical School.	51	2006
William J. Candee, III Co-Chairman of the Board of Directors and a principal of TXX Services, LLC, a transportation company with operations in New York, New Jersey and Connecticut. For more than five years prior to June 2004, Mr. Candee was a member of or of counsel to the law firm of Rivkin Radler, LLP.	82	1959
George S. Cohan President, The George Cohan Company, Inc., consultants, since June 1989.	85	1977
Dan L. Goldwasser Shareholder, Vedder Price, P.C., Attorneys at Law, since May 1992.	69	1977
Kenneth E. Goodman Former President and Chief Operating Officer of Forest (December 1998 to September 2006). For eighteen years prior thereto, Mr. Goodman served as Forest’s Vice President – Finance and Chief Financial Officer and in addition served as Executive Vice President – Operations since February 1998.	61	1998
Lester B. Salans, M.D. Clinical Professor and member of the Clinical Attending Staff Internal Medicine, Mount Sinai Medical School. Prior thereto Dr. Salans was Vice President – Research at Sandoz Pharmaceutical Corporation.	73	1998

CORPORATE GOVERNANCE

We seek to follow best practices in corporate governance in a manner that is in the best interests of our business and our stockholders.  We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, the SEC and the NYSE and will continue to review our policies and practices to meet ongoing developments in this area.

Code of Business Conduct and Ethics

All of our employees, including our Chief Executive Officer (CEO), Chief Financial Officer (CFO), all other senior financial officers and all other executive officers, are required to comply with our Code of Business Conduct and Ethics.  You can access our Code of Business Conduct and Ethics by clicking on the “Corporate Governance” link in the “Investors” section of our website at www.frx.com.  The Code of Business Conduct and Ethics is also available in print to any requesting stockholder.  We will post any amendments to or waivers of our Code of Business Conduct and Ethics on our website.

Corporate Governance Guidelines

Our Corporate Governance Guidelines reflect the principles by which we operate.  From time to time, the Nominating and Governance Committee and the Board reviews and revises our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices.  This past year the Board amended the Corporate Governance Guidelines to provide, among other things, for majority voting for the election of the Company’s directors and to include a clawback policy applicable to executive bonuses paid based on our financial statements.  You can access our Corporate Governance Guidelines by clicking on the “Corporate Governance” link in the “Investors” section of our website at www.frx.com.  The Corporate Governance Guidelines are also available in print to any requesting stockholder.

Disclosure, Legal Compliance and Risk Management Committee

The Disclosure, Legal Compliance and Risk Management Committee (the Disclosure Committee) is made up of the following members of senior management: Chief Operating Officer (COO), CFO, Chief Commercial Officer, and Vice President – General Counsel. The primary purpose of the Disclosure Committee is to review and evaluate our disclosure documents, to develop and monitor a program of risk assessment and management and to evaluate legal compliance and compliance with our Code of Business Conduct and Ethics.  The Disclosure Committee met four times during the fiscal year ended March 31, 2009.  The Disclosure Committee does not have oversight responsibility for financial matters, including financial statements and systems of internal control over financial reporting, which are monitored by the Company’s Audit Committee.

Compliance Committee

We have established a Compliance Committee chaired by our President and COO.  Our Compliance Committee is responsible for overseeing our program for compliance with applicable laws and regulations specific to the pharmaceutical industry. The Compliance Committee includes senior management and senior departmental personnel from various corporate divisions (marketing, contract-customer operations, medical and scientific affairs, sample policy compliance, operations, corporate quality management, internal audit and legal counsel).  Other personnel are invited to participate from time to time as specific issues warrant.  The Committee meets approximately every six weeks to review issues related to our Comprehensive Compliance Program, establish and approve compliance policies and provide support, guidance and advice to our Senior Director of Compliance regarding the compliance program.

Certain Relationships and Related Persons Transactions

The Company’s written Code of Business Conduct and Ethics provides that all conflicts of interest, including transactions with Related Persons (as defined in Item 404 of Regulation S-K), are prohibited unless approved by the Company’s Board of Directors or a Committee of the Board.  In addition, all directors and executive officers are required to annually complete a questionnaire to identify their related interests and are required to notify the Company of changes in that information.  These reports are reviewed in the first instance by the Company’s outside counsel.  If members of management or the Board become aware of a related party transaction, then with respect to matters other than executive officer compensation, the Audit Committee is responsible for reviewing and approving or ratifying any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a Related Person has a direct or indirect material interest.  The Compensation Committee is responsible for annually reviewing and approving compensation arrangements with executive officers of the Company whose annual compensation exceeds $120,000.  All transactions reported herein were approved in accordance with these policies and procedures.

David Solomon, our CEO’s son, has been employed by Forest since March 26, 2001.  Mr. Solomon’s position is Vice President – Business Development and Strategic Planning.  During the 2009 fiscal year, Mr. Solomon’s total compensation was approximately $508,652 and he was awarded options covering 25,000 shares and a restricted stock award of 30,000 shares under the 2007 Equity Incentive Plan in connection with his employment with Forest.

BOARD MEETINGS; COMMITTEES

Board of Directors Meetings and Attendance of Directors

The Board held six meetings during the fiscal year ended March 31, 2009.  During fiscal year 2009, each of the directors attended 75% or more of the combined total meetings of the Board and the respective committees on which he or she served.  Directors are required to make every reasonable effort to attend the Annual Meeting of Stockholders.  All members of the Board except Dr. Salans attended our 2008 Annual Meeting of Stockholders.

Director Independence

The Board has affirmatively determined that the following directors have no material relationship with us and are independent within the meaning of Securities Exchange Act Rule 10A-3 and within the NYSE definition of “independence”:  Nesli Basgoz, M.D., William J. Candee, III, George S. Cohan, Dan L. Goldwasser and Lester B. Salans, M.D.  To assist in making the independence determination, the Board has adopted Director Qualification Standards as part of our Corporate Governance Guidelines.  The Director Qualification Standards satisfy the NYSE independence requirements.  A copy of these standards is attached to this Proxy Statement at Appendix A.  Independent directors receive no compensation from us for service on the Board or the Committees other than directors’ fees and non-discretionary grants under our 2007 Equity Incentive Plan.

Executive Sessions; Presiding Director

As required by the NYSE listing standards, our non-management directors meet in executive session at which only non-management directors are present on a regularly scheduled basis.  Historically, our non-management directors choose the presiding director for each meeting in executive session by majority vote on a meeting by meeting basis.

In accordance with our recently adopted amendments to our Corporate Governance Guidelines, the Board is in the process of selecting a presiding director from among the Company’s “independent directors” within the meaning of the applicable rules of the SEC and the NYSE.  The presiding director will be responsible for, among other things, presiding at all meetings at which the Chairman is not present, including executive sessions of the independent directors, and apprising the Chairman of the issues considered at such meetings, and, in consultation with the other independent directors, advising the Chairman as to an appropriate schedule of board meetings and reviewing and providing the Chairman with input regarding the agenda for board meetings.

Communications with Directors

You may contact the entire Board of Directors, any Committee, the non-management directors as a group or any individual director by calling our Audit Committee Hotline at 1-800-461-0825.  An outside vendor collects all reports or complaints and delivers them to the Audit Committee.  The Audit Committee will forward all correspondence to the appropriate director or group of directors.  You are also welcome to communicate directly with the Board at the Annual Meeting of Stockholders.

Board Committees

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.  All of the members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are independent directors within the meaning of the NYSE Listing Standards and Securities and Exchange Act of 1934 Rule 10A-3. Each of the Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by Forest.  The Board-approved charters of each of the Committees are available on our website under the “Investors” link at www.frx.com.  The charters are also available in print to any requesting stockholder.

Audit Committee.  For the fiscal year ended March 31, 2009, the Audit Committee consisted of William J. Candee, III (the Chairman), Dan L. Goldwasser and Lester B. Salans, M.D.  The Board has determined that Dan L. Goldwasser qualifies as an “audit committee financial expert” for purposes of the federal securities laws.

The Audit Committee’s primary responsibilities are to: (i) oversee our financial reporting principles and policies and internal control systems, including review of our quarterly and annual financial statements; (ii) review and monitor the performance and independence of our independent registered public accounting firm and the performance of the internal auditing department; (iii) provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal audit department and the Board; and (iv) appoint (subject to stockholder ratification), evaluate, compensate and where appropriate, terminate and replace our independent registered public accounting firm.  The Audit Committee held seven meetings during fiscal year 2009.

Compensation Committee.  The Compensation Committee is composed of Messrs. Candee, Cohan, Goldwasser (the Chairman) and Dr. Salans.  Pursuant to the Compensation Committee Charter, the Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers and (ii) producing an annual report on executive compensation for inclusion in our Proxy Statement in accordance with applicable rules and regulations.  During the fiscal year ended March 31, 2009, the Compensation Committee held one meeting at which the Committee made recommendations concerning compensation for our executive officers for the 2009 calendar year and granted stock options and stock awards under the 2007 Equity Incentive Plan.  The Committee approved all other equity awards granted during the year at regularly scheduled Board meetings.

Nominating and Governance Committee.  The Nominating and Governance Committee is composed of Messrs. Candee (the Chairman), Cohan, Goldwasser and Dr. Salans.  The Committee’s responsibilities include (i) identifying individuals qualified to become Board members consistent with criteria approved by the Board and recommending that the Board select the director nominees for the next Annual Meeting of Stockholders; (ii) developing and recommending to the Board the Corporate Governance Guidelines; and (iii) overseeing evaluation of the Board and management.  The Nominating Committee held one meeting during fiscal year 2009.

The Nominating Committee has established a process for identifying and evaluating nominees for director.  Although the Nominating Committee will consider nominees recommended by stockholders, the Nominating Committee believes that its process for identifying and evaluating nominees is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further Forest’s purposes.  Any interested person may recommend a nominee by submitting the nomination, together with appropriate biographical information, to the Nominating and Governance Committee, c/o the Corporate Secretary, Forest Laboratories, Inc., 909 Third Avenue, New York, New York 10022.  All recommended candidates will be considered using the criteria set forth in our Corporate Governance Guidelines.

The Nominating Committee will consider, among other factors, the following to evaluate recommended nominees:

•	The Board’s current composition, including expertise, diversity, balance of management and non-management directors;

•	Independence and other qualifications required or recommended by applicable laws, rules and regulations (including NYSE requirements) and Forest’s policies and procedures; and

•
The general qualifications of potential nominees, including, but not limited to: personal integrity, loyalty to Forest and concern for its success and welfare; experience at strategy and policy setting, high-level leadership experience in business; breadth of knowledge about issues affecting Forest; an ability to work effectively with others; sufficient time to devote to Forest; and freedom from conflicts of interest.

Named Executive Officers of Forest
Name	Age	Position with Forest

Howard Solomon	81	Chairman of the Board and Chief Executive Officer

Lawrence S. Olanoff, M.D., Ph.D.	57	President and Chief Operating Officer

Elaine Hochberg	52	Senior Vice President – Marketing and Chief Commercial Officer

Francis I. Perier, Jr.	49	Senior Vice President – Finance and Chief Financial Officer

Marco Taglietti, M.D.	49	Vice President – Research and Development

Set forth below is certain biographical information concerning our executive officers who are not also directors:

Elaine Hochberg is our Senior Vice President – Marketing since December 1999 and Chief Commercial Officer since December 2007.  Ms. Hochberg joined us in June 1997 as Vice President – Marketing of our wholly-owned subsidiary Forest Pharmaceuticals, Inc.  In February 1998, she was promoted to Vice President – Marketing.  Prior to joining us in 1997, Ms. Hochberg was Assistant Vice President – Marketing at Wyeth-Lederle Laboratories.

Francis I. Perier, Jr. is our Senior Vice President – Finance and Chief Financial Officer since September 2004.  From March 2004 until joining us in September 2004, Mr. Perier was Vice President – Finance – Operations Planning – Americas Medicines at Bristol-Myers Squibb.  For eight years prior to March 2004, Mr. Perier served in senior financial positions at Bristol-Myers Squibb including four years as Vice President – Finance, Planning, Business Development and Information Technology at its ConvaTec Division.  Prior to that, Mr. Perier had been a partner at Deloitte & Touche, LLP.

Marco Taglietti, M.D. is our Vice President – Research and Development since December 2008.  Dr. Taglietti joined Forest in August 2007 as Executive Vice President – Research and Development and Chief Medical Officer of our wholly-owned subsidiary Forest Research Institute, Inc.  Prior to joining us, Dr. Taglietti was at Schering-Plough for twelve years in positions of increasing responsibilities including Vice President – Worldwide Clinical Research for Anti-Infectives, Oncology, CNS, Endocrinology and Dermatology.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors (the Committee) is responsible for setting and administering the policies that govern executive salaries, cash bonus awards and equity incentive awards.  The Committee reviews and approves, or in some cases recommends for the approval of the full Board of Directors, the annual compensation, including equity grants, for Forest’s executive officers, including the Chairman of the Board and Chief Executive Officer (CEO), the President and Chief Operating Officer (COO), the Senior Vice President – Marketing and Chief Commercial Officer, the Senior Vice President – Finance and Chief Financial Officer (CFO) and the Vice President – Research and Development (collectively, the Named Executive Officers).  The Committee operates pursuant to a charter that further outlines the Committee’s specific authority, duties and responsibilities.

Objectives of the Compensation Program

The Company’s compensation program, including its executive compensation program, is designed to provide a compensation package that attracts, motivates and retains outstanding executive personnel.  The Committee follows several overall principles in structuring compensation packages which principles are intended as general guidelines which can be adapted to address the different circumstances of the Company from year to year, as follows:

•
the total compensation program should be competitive with companies with which the Company competes for executive talent in order to attract, motivate and retain outstanding personnel as the Committee believes that doing so is a key element in supporting Forest’s long-term performance and creating stockholder value;

•	the compensation program should be simple and transparent so that it can be easily understood by the Company’s employees and investors;

•	the compensation program should be flexible, capable of year-to-year adjustments in order to reflect current compensation trends;

•
compensation should be established based on a “bottom-up” approach since comparable compensation information with respect to lower level and mid-tier executives is more current and more accurately reflects market rates due to the higher turnover rate of personnel in such tiers as compared to the turnover of senior level executives;

•
compensation should be structured in a rational pattern; that is, as an executive’s responsibilities increase, his or her total compensation should increase, and specifically, the portion of his or her total compensation which consists of incentive and discretionary compensation should increase;

•
compensation should include a mix of cash and equity, and should include long-term incentive compensation that fosters the continued loyalty and productivity of the executive and aligns the executive’s interests with those of the Company’s stockholders;

•	a significant portion of executive compensation should be at risk by linking such compensation to the executive’s contributions to the future performance of the Company;

•
compensation programs should be egalitarian to promote stockholder confidence and maintain employee morale, that is cash merit raises to executives should be commensurate with merit raises to non-executive employees; and

•
reviews of executive performance should not be limited to objective criteria drawn from historical data which reflect only short-term achievements , but should include subjective criteria which focus on the executive’s contributions to the long-term performance of the Company.

What the Compensation Program is Designed to Reward

The compensation program for the Company’s executives is designed to reward their contributions to Forest’s achievements aimed at long-term strategic management and enhancement of stockholder value.  In order to measure the contributions of the executive officers, the Committee reviews reports relating to various corporate achievements and disappointments during the prior fiscal year as well as financial information, including changes in revenues and earnings per share during the prior fiscal years.  The Chairman of the Committee facilitates this review by preparing and reviewing with the Committee: (i) a summary of management’s achievements and disappointments over the past year; (ii) a comparative analysis of the Company’s compensation practices with those of other companies within its peer group; and (iii) comparisons of compensation increases as between executive and non-executive employees and new hires and continuing employees.

Peer Group Review

As noted above, as part of its overall review of executive compensation, the Committee conducts a comparative analysis of compensation levels paid by a peer group of pharmaceutical companies to evaluate the competitive strength of the Company’s compensation program.  The Chairman of the Committee selected the peer group based upon proxy materials of comparable companies (including those provided by management as well as those selected independently) and a survey of compensation practices in the pharmaceutical industry prepared by Towers Perrin, a consulting firm specializing in compensation issues.  The companies which made up the Company’s peer group for fiscal year 2009 were:  Allergan, Inc., Amgen Inc., Cephalon, Inc., Genentech Inc., Genzyme Corporation, Gilead Sciences Inc., King Pharmaceuticals, Inc., Schering Plough Corp., Sepracor, Inc. and Celgene Corporation.  In addition to the above companies which were selected based on their comparable annual sales, the Committee also reviewed compensation at certain larger pharmaceutical companies (Bristol-Meyers Squibb Co., Merck & Co. Inc., Pfizer Inc., Abbott Laboratories, Johnson & Johnson and Eli Lilly and Company) with which Forest competes for executive talent.

Elements of the Compensation Plan, Why Each
Element is Chosen and How it Relates to the Company’s Objectives

The two principal elements comprising executive compensation are cash and equity.  The cash element is divided into base salary and annual bonus and the equity element is divided into grants of stock options and restricted stock awards which are subject to a risk of forfeiture (stock awards).  These elements complement each other and give the Committee flexibility to create compensation packages that provide short and long-term incentives and are competitive, yet in line with Forest’s approach to compensation.  Such approach allows the executive sufficient cash to be competitive with other employment opportunities, while at the same time providing the executive with a strong incentive to build stockholder value by aligning the executive’s interests with those of our stockholders.

Cash Compensation:

Base Salary.  Base salary is the primary fixed element in the Company’s compensation program.  Base salary is intended to provide an element of certainty and security to the executive officers on an ongoing basis.  Executive salaries are reviewed on an annual basis (with adjustments generally taking effect on January 1 of each year), as well as at the time of a promotion or other material change in responsibilities.  Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to the salaries paid to persons in similar positions by pharmaceutical companies in this year’s peer group, and have generally been in the lower range of such benchmark data.  The Committee also takes into account the percentages used by management to determine annual base salary increases for the Company’s non-executive employees when determining the appropriate percentage increases to be paid to its executives.

Bonus.  The annual cash bonus program is “at risk” compensation designed to reward the Company’s executive officers for achievement of key operational goals that the Committee believes will provide the foundation for creating long-term stockholder value.  The Committee does not use a formula to determine bonuses but rather reviews performance during the year, taking into account significant accomplishments, revenues and changes in the Company’s earnings per share.  In addition to the foregoing, as is the practice in the context of salary reviews, the Committee also reviews bonus payments to executive officers of companies in the Company’s peer group.

Equity Awards:

Given the long-term nature of the achievement of key objectives in the pharmaceutical business, the Company believes that incentivizing executives to focus on long-term performance is of particular importance.  The Company believes that one of the most effective ways to accomplish this objective is to provide executive officers with equity awards.  Equity ownership also aligns the interests of executive officers with those of their fellow stockholders since its value is dependent on the value of the Company’s stock.  Equity awards are typically subject to vesting or forfeiture provisions which operate to help encourage employees to maintain their employment with Forest.  For these reasons, equity compensation is typically the largest element of the total annual compensation of the Named Executive Officers.

Stock Options.  Stock options are granted to executives as an incentive to create long-term stockholder value.  The award of stock options achieves this purpose since the options only provide value to the executive over time as and if there is growth in the market price of the Company’s shares.

Stock Awards.  In addition to stock options, the Committee issues stock awards to encourage achievement of long-term performance goals and to serve as a retention tool.  Since the present value of a share of a stock award is greater than the present value of a stock option covering an equal number of shares determined in accordance with the Black-Scholes method, the Committee can grant stock awards covering fewer shares while preserving a comparable value of the total equity awards to employees.

Equity awards granted to the Company’s CEO, COO and the Senior Vice President – Marketing vest as follows: options vest in full on the six-month anniversary of the grant date, and the restrictions applicable to stock awards lapse as to 25% of the shares covered by the award on the six-month anniversary of the grant date, as to 50% of the shares covered by the award on the first anniversary of the grant date and as to the remaining 25% of the shares covered by the award on the second anniversary of the grant date.

Stock options awarded to other executive officers generally vest as follows: 15% of the shares underlying the option vests on each of the first four anniversaries of the date of the grant and the remaining 40% vests on the fifth anniversary.  Stock awards to such officers generally vest as to 25% of the shares on each of the first four anniversaries of the date of the grant.  The Committee believes these vesting schedules contribute significantly to the retention of the Company’s executives, because they must remain employed with the Company for a specific period of time before they can realize value from the equity awards.

All equity grants to executive officers are approved by the Committee, and except for equity grants which are approved by the Committee at special meetings held in connection with a newly hired officer, such equity grants are approved at the Committee’s December meeting (which meeting is scheduled at the beginning of each fiscal year).  The exercise price of each stock option awarded is the average of the high and low prices of a share of Forest’s common stock on the NYSE on the date of the option grant.  The Committee does not backdate stock options, grant options retroactively, reprice options, or grant options with regard to the announcement of favorable or unfavorable information.  The Company does not currently have guidelines or requirements relating to ownership of its stock by executive officers because it believes that the equity awards included in compensation provide sufficient ability and encouragement to own its stock.

How the Committee Chose Amounts: Evaluation
of Forest’s Performance and Basis for 2009 Compensation

The Committee meets annually in December to determine compensation levels for the next calendar year and to award bonuses for performance during the concluding year.  In determining and making recommendations regarding compensation, the Committee evaluates the performance achievements of the individual and of Forest during the year from the perspectives of both long-term growth and current results.  In addition, the Committee reviews management’s recommendation for compensation of the executive officers other than the CEO and COO.

In November 2008, the Chairman of the Committee circulated to the members of the Committee a report highlighting some of the factors he considered relevant to the Committee’s determination of executive officer compensation for the calendar year 2009.  As described above it included data from a survey of executive compensation in the pharmaceutical industry prepared by Towers Perrin compensation consultants and a report from management regarding Forest’s principal achievements during calendar year 2008.

The Committee specifically reviewed and discussed the findings set forth in the Chairman’s report and took note of the accomplishments of Forest during calendar 2008, especially the sales and marketing effort that resulted in the continued growth in sales of the Company’s promoted products, in particular increased sales of Lexapro® and Namenda®.  The Committee also took note of the successful launch in calendar 2008 of the Company’s newest product, Bystolic®, as well as the anticipated FDA approval of milnacipran.  Reviewing management’s further development of the Company’s product pipeline, the Committee noted the successful completion of two license agreements during the year, specifically, the in-license of NXL104 from Novexel, S.A. for use in combination with the Company’s ceftaroline compound and the in-license of dutogliptin from Phenomix Corporation, a compound in late stage clinical development for the treatment of Type 2 diabetes.  The Committee also reviewed the status of various other products in the clinical development or trial stages (noting that several of these products had achieved encouraging results).

The Committee acknowledged the decline of the Company’s share price from approximately $36 per share early in 2008 to approximately $22 as of the time of the report, but noted that the decline occurred when all stock market indices had fallen, noting that there was a smaller percentage decline in the Company’s share price than in the S&P 500 generally.  Recognizing the issues facing the economic markets generally, the Committee placed greater weight on management’s performance, specifically the continued development of the Company’s product pipeline, in evaluating and determining compensation levels for the executive officers.

The Committee also considered compensation information from the Towers Perrin survey and from proxy statements of companies in the Company’s peer group along with recommendations from management.  With respect to the Named Executive Officers, the Committee used the Towers Perrin survey as a general reference to determine whether compensation to the Named Executive Officers was competitive.  The data contained in the survey indicated that the Company’s revenues and earnings placed it in the middle to high range of the pharmaceutical companies surveyed, and that the compensation levels were below the average level paid by such similarly sized pharmaceutical companies to officers holding comparable positions.  The Committee also reviewed compensation to executive officers within the peer group selected by the Chairman of the Committee which was divided into two groups, the first of which contained companies with earnings and revenues similar to the Company, and the second group which consisted of companies with which the Company competes for executive talent.  As compared to each of these subsets of pharmaceutical companies as well, the Company was in the lower range of compensation for executive officers.

In preparing its recommendations as to equity awards to be awarded for fiscal year 2009, the Committee recognized that Forest’s business model is to identify, evaluate, acquire, develop and market pharmaceutical products.  In light of the growth of the Company’s business and increased competition in the industry for new product opportunities, Forest is required to seek products at an earlier stage in their development and products with a larger market potential.  Accordingly, the Company needs to attract and maintain executives with a level of skills suited to these challenges.  Historically, Forest has hired a significant majority of its executives from major pharmaceutical companies.  To maintain this practice and induce such executives to join Forest and to decrease the attractiveness of the major pharmaceutical companies for Forest’s current executives, it is important that the Company’s compensation program be commensurate with that of the major pharmaceutical companies.  In order to close the gap in total compensation paid to the Company’s executive officers as compared to similarly situated executive officers of comparable companies in the Company’s peer group and to foster the Company’s goals of executive retention and motivation, the Committee decided to increase the stock award portion of the executive officer compensation.  Accordingly, the Committee recommended that the number of stock awards granted to each executive officer be approximately twice the number granted to such officer for the 2008 fiscal year.

With respect to the stock option portion of equity compensation, the Committee concluded that the number of shares subject to option awards granted should be based on the executive’s position as opposed to being based on specific achievements each year, and accordingly recommended that, with few minor exceptions, the aggregate amount of stock options granted to each Named Executive Officer remain unchanged from the amount awarded to such officer for the 2008 fiscal year.

In addition to the above factors, the Committee considered the following in setting the amounts of compensation of the Named Executive Officers: (i) the maintenance of a rational program of compensation for Forest’s executives, (ii) the need to make sure that any salary increases granted to the Company’s executive officers are in line with salary increases granted to non-executive officers and (iii) the need to make the compensation competitive enough to discourage executive officers from seeking employment at other major pharmaceutical companies.  This last factor was considered more significant in connection with determining the compensation of the Named Executive Officers other than the CEO and COO.

Named Executive Officer Compensation

Chief Executive Officer.  Following its discussion and analysis of the above factors, and specifically taking note of Mr. Solomon’s contribution toward achievement of the Company’s objectives relating to long-term growth strategies during the year, specifically including the augmentation of the Company’s pipeline of products, and the compensation paid to CEOs from the peer group, the Committee approved the following compensation for Mr. Solomon: an increase in base salary for calendar 2009 of approximately 6% to $1,270,000 and a 2008 cash bonus of $700,000, approximately 58% of his base salary.  With respect to long-term incentive compensation, the Committee granted Mr. Solomon stock options covering 125,000 shares and stock awards covering 120,000 shares.

Chief Operating Officer.  Based on the Committee’s discussion and analysis of the above factors and specifically reviewing the roles of the President and COO, taking note of the fact that Dr. Olanoff participated in most decisions affecting the Company and spent a large portion of his time in the medical and clinical area during 2008 in addition to his duties overseeing the Company’s operations, and compensation paid to COOs from the Company’s peer group, the Committee approved the following compensation for Dr. Olanoff: an increase in base salary for calendar 2009 of approximately 7% to $840,000 and a 2008 cash bonus of $440,000, approximately 55% of his base salary.  With respect to long-term incentive compensation, the Committee granted Dr. Olanoff stock options covering 75,000 shares and stock awards covering 80,000 shares.

Other Named Executive Officers.  Following the Committee’s discussion and analysis of the above factors, and specifically taking note of management’s recommendations, the Committee reviewed and recommended the following compensation with respect to Ms. Hochberg, Mr. Perier and Dr. Taglietti: (i) Ms. Hochberg received an increase in base salary for calendar 2009 of 5.5% to $616,750 and a 2008 cash bonus of $300,000, equaling 51.3% of her base salary; with respect to long-term incentive compensation, Ms. Hochberg was granted stock options covering 50,000 shares and stock awards covering 50,000 shares; (ii) Mr. Perier received an increase in base salary for calendar 2009 of 6% to $573,500 and a 2008 cash bonus equaling 50.8% of his base salary, or $275,000; with respect to long-term incentive compensation, Mr. Perier was granted stock options covering 50,000 shares and stock awards covering 40,000 shares; and (iii) Dr. Taglietti, who was promoted on December 8, 2008 to the position of Vice President – Research and Development, received an increase in base salary for calendar 2009 of approximately 7% to $520,000 and a 2008 cash bonus of $220,000, equaling 45.3% of his base salary; with respect to long-term incentive compensation, Dr. Taglietti was granted stock options covering 25,000 shares and stock awards covering 30,000 shares.

The Committee concluded that the above figures were reasonable given the successful operations, the strong marketing performance, the completion of product acquisitions by Forest during the concluding year and the progress of the Company’s research and development activities during the year and the comparable figures for the equivalent executive officers at the companies included in the Towers Perrin survey and the peer group selected by the Chairman of the Compensation Committee.  The compensation approved for each Named Executive Officer is more specifically set forth in the Summary Compensation Table on Page 21 of this Proxy Statement.

Other Executive Officers.  The Committee, along with Mr. Solomon and Dr. Olanoff, also reviewed and approved merit increases to base salary, cash bonuses and equity awards for the other executive officers based on the criteria and pursuant to the process described above.  Specifically, they focused on each proposal for base salary, bonus and equity award grants.

Post-Termination and Other Benefits

Each of the benefits described below was chosen to support the Company’s objective of providing a competitive pay package.  The Company does not offer guaranteed retirement or pension plan benefits.  Instead, it provides its executive officers with the opportunity to accumulate sufficient wealth to provide for their own retirement income through the equity awards they are granted and the post retirement benefits described below.  The post retirement benefits described in this Section, other than benefits offered under the deferred compensation plan, have been historically provided by the Company pursuant to contractual obligations between the Company and certain employees, and the substantive terms and conditions of these arrangements have continued materially unchanged over the years.  Other than revisions to the Change in Control Agreements in connection with the amendments to Section 409A of the Internal Revenue Code, which were required to be documented by the end of the 2008 calendar year, the benefits described in this section are all provided pursuant to long-standing agreements with the Company’s executive officers.  None of these benefits was materially changed by the Committee during the 2009 fiscal year.

Severance Payments.  The Company may terminate each of its Named Executive Officer’s employment at any time with or without cause, or by reason of death or disability.  Additionally, each Named Executive Officer may resign at any time without good cause.  In order to attract talented executive personnel and be consistent with peer company norms, Forest currently has offer letters with several executive officers, including Dr. Olanoff, Mr. Perier and Dr. Taglietti.  These letters provide for a severance guarantee for the three year period commencing as of the executive’s start date, or if longer, for a one year period following termination of employment.  The Committee believes that the initial three year period is appropriate to provide security to new officers who are leaving other employment to join the Company.  The guaranty is triggered if the executive is terminated by the Company without Cause or resigns for Good Reason (each as defined in the offer letter).  A more detailed description of the severance arrangements with the Company’s Named Executive Officers (including the amounts payable thereunder) can be found under the heading “Post-Termination Benefits and Change in Control” on Page 27 of this Proxy Statement.

Deferred Compensation.  The Company maintains a nonqualified Deferred Compensation Plan for the benefit of certain highly compensated employees, including its Named Executive Officers.  Such plans are common within the Company’s competitive peer group.  Under this plan, full time salaried employees who have an annual base salary of at least $150,000 may defer up to 50% of their annual base salary and up to 100% of their annual bonuses.  Deferred amounts may be invested among several investment programs at the participant’s option.  Deferred amounts are not subject to federal or state income tax until a participant withdraws amounts from the plan.  The Company does not match any of these funds.  Further information on the deferred compensation payable to its Named Executive Officers can be found under the heading “Nonqualified Deferred Compensation” on Page 26 of this Proxy Statement.

Retiree Medical Benefits.  On December 1, 1989 the Board authorized the grant of certain lifetime medical benefits to certain senior executive officers and their spouses upon the completion of ten years of service by such officers.  The benefit was subsequently discontinued and the only executive officer currently employed by Forest eligible for such benefit is Mr. Solomon.  This benefit is further described under the heading “Benefits Continuation Agreements” on Page 27 of this Proxy Statement.

Change in Control Agreements.  The Company has entered into change in control agreements with several key employees, including each of its Named Executive Officers.  Each individual covered by such an agreement has made a significant contribution to Forest and has knowledge and understanding of Forest and its operations which would be important to maintaining continuity of operations in the event of a change in control.  Each agreement becomes effective only upon the occurrence of a defined change in control.  Each agreement provides that the executive is entitled to his or her salary, a non-discretionary bonus and benefits for a three year period following a change in control if the executive’s employment is terminated in connection with the Change in Control or during such three year period by the Company without Cause or by the executive for Good Reason or Adequate Reason (as such terms are defined in the agreement).

The agreements serve to align the executive officers interests with those of the stockholders during a potential change in control, by eliminating potential distraction arising from personal concerns regarding job security.  In addition, the Company believes that these agreements encourage continued dedication to assigned duties during periods involving a possible change in control of Forest and protect the earned benefits of the officer against adverse changes resulting from a change in control.  In calendar 2008, these agreements were formally amended with the intention that they would comply with Section 409A of the Internal Revenue Code which may impose additional taxes on executive officers for certain types of deferred compensation that are not in compliance with Section 409A.  These agreements are described in further detail under the heading “Change in Control” on Page 27 of this Proxy Statement.

Perquisites.  The Company provides certain executive officers, including the Named Executive Officers with certain perquisites that the Committee believes are reasonable and consistent with Forest’s overall compensation program.  The cost of the perquisites to the Company for the fiscal year ended March 31, 2009  is set forth in the “Summary Compensation Table” on Page 21 of this Proxy Statement under the heading “All Other Compensation” and are described further in footnote 3 to the table.  The Committee does not believe that the perquisites provided to executive officers form a material part of their compensation.  The Company does not provide loans to executive officers.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers.

Certain Tax and Accounting Considerations: Deductibility
of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation (other than qualified performance-based compensation) in excess of $1,000,000 paid in a taxable year to a company’s chief executive officer and the four other most highly compensated executive officers.  The Company considers the impact of this deductibility limitation on its compensation program, but recognizes that there may be cases in which authorized compensation exceeds the limits contemplated in Code Section 162(m).

Current accounting rules, including Statement of Financial Accounting Standards No. 123(R) (SFAS 123R), “Share-Based Payment,” require the Company to record as an expense the estimated fair market value of stock option grants and stock awards, which reduces the Company’s reported profits.  The Committee considers this expense when determining the types and values of equity awards to be granted to employees, including Named Executive Officers.

Compensation Committee Report (1)

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2009 Stockholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the Proxy).  Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in Forest’s Proxy.

Compensation Committee
Dan L. Goldwasser (Chairman)
William J. Candee, III
George S. Cohan
Lester B. Salans, M.D.
___________________

(1)     Notwithstanding anything to the contrary set forth in any of Forest’s previous or future filings under the Securities Act of 1933 or the 1934 Act, the Report on Executive Compensation by the Compensation Committee shall not be incorporated by reference in any such filings.

EXECUTIVE COMPENSATION

The following table sets forth compensation for our CEO, CFO and each of our other three most highly compensated executive officers (our Named Executive Officers) for the fiscal years ended March 31, 2009, 2008 and 2007:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($) (1)

Howard Solomon, Chairman	2009	1,217,500	700,000	1,066,700	(2)	2,039,231	(2)	94,568	(3)	5,117,999
and Chief Executive Officer	2008	1,162,500	635,000	217,321	(4)	2,939,421	(4)	97,258	(5)	5,051,500
	2007	1,105,000	600,000	- -		3,616,690	(6)	62,686	(7)	5,384,376

Lawrence S. Olanoff, M.D.,	2009	798,750	440,000	711,133	(2)	2,089,259	(2)	138,104	(3)	4,177,246
Ph.D., President and Chief	2008	758,750	400,000	144,881	(4)	1,590,509	(4)	84,138	(5)	2,978,278
Operating Officer (8)	2007	317,708	100,000	- -		360,717	(6)	31,154	(7)	809,579

Elaine Hochberg, Senior	2009	592,563	300,000	366,844	(2)	1,330,732	(2)	43,856	(3)	2,633,995
Vice President – Marketing	2008	563,500	280,000	67,913	(4)	1,317,342	(4)	46,222	(5)	2,274,977
and Chief Commercial Officer	2007	536,625	250,000	- -		1,803,394	(6)	41,034	(7)	2,631,053

Francis I. Perier, Jr., Senior	2009	549,125	275,000	266,675	(2)	1,056,342	(2)	44,087	(3)	2,191,229
Vice President – Finance	2008	525,250	240,000	54,330	(4)	913,113	(4)	47,860	(5)	1,780,553
and Chief Financial Officer	2007	501,250	235,000	- -		684,830	(6)	45,926	(7)	1,467,006

Marco Taglietti, M.D., Vice
President – Research and	2009	494,891	220,000	60,300	(2)	17,800	(2)	11,165	(3)	804,156
Development (9)

(1)
There are no above-market or preferential earnings on deferred compensation.  Consequently, the Summary Compensation Table does not include earnings on deferred amounts.  In addition, none of the Named Executive Officers is eligible for pension benefits because Forest does not have a defined benefit retirement program.

(2)
Represents the amount of compensation cost recognized by us in fiscal year 2009 related to stock awards and stock options granted in fiscal year 2009 and prior years, as described in SFAS 123R.  For a discussion of valuation assumptions with respect to the 2009 fiscal year, see Note 1 to our 2009 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2009.  Please see the “Grants of Plan-Based Awards” table on Page 22 of this Proxy Statement for more information regarding stock awards granted in fiscal year 2009.

(3)
This amount includes the cost of group term life insurance and compensation credited to the Named Executive Officers pursuant to our Savings and Profit Sharing Plan.  This Plan covers our employees and the employees of certain of our subsidiaries.  These employees become participants in the Plan if they are employed for at least six-months prior to the plan year-end.  The Company makes contributions to the Plan at the Board’s discretion.  However the contribution base may not exceed 25 percent of the individual plan participant’s gross salary (up to a maximum salary of $230,000), including allocated forfeitures for the plan year.  Plan participants vest over a period of one to five years of credited service.  This amount also includes perquisites provided to our Named Executive Officers which have an aggregate value exceeding $10,000, including costs associated with company cars (including insurance), company provided lunches and membership dues.  With respect to Dr. Olanoff, this amount also includes costs associated with car service which totaled $46,500 for fiscal year 2009 and with respect to Mr. Solomon this amount includes $28,000 of medical expenses provided to Mr. Solomon under a supplemental medical plan.

(4)
Represents the amount of compensation cost recognized by us in fiscal year 2008 related to stock awards and stock options granted in fiscal year 2008 and prior years, as described in SFAS 123R.  For a discussion of valuation assumptions with respect to the 2008 fiscal year, see Note 1 to our 2008 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2008.

(5)
This amount includes the cost of group term life insurance and compensation credited to the Named Executive Officers pursuant to our Savings and Profit Sharing Plan described under footnote 3 above.  For fiscal year 2008, the contribution base was capped at 25 percent of the individual plan participant’s gross salary (up to a maximum salary of $225,000), including allocated forfeitures for the plan year.  Plan participants vest over a period of one to five years of credited service.  This amount also includes perquisites provided to our Named Executive Officers which have an aggregate value exceeding $10,000, including costs associated with company cars (including insurance), company provided lunches and membership dues.  With respect to Dr. Olanoff, this amount also includes costs associated with car service which totaled $47,700 for fiscal year 2008 and with respect to Mr. Solomon this amount includes $25,000 of medical expenses provided to Mr. Solomon under a supplemental medical plan.

(6)
Represents the amount of compensation cost recognized by us in fiscal year 2007 related to stock options granted in fiscal year 2007 and prior years, as described in SFAS 123R. For a discussion of valuation assumptions with respect to the 2007 fiscal year, see Note 1 to our 2007 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2007.

(7)
This amount includes the cost of group term life insurance and compensation credited to the Named Executive Officers pursuant to our Savings and Profit Sharing Plan described under footnote 3 above.  For fiscal year 2007, the contribution base was capped at 25 percent of the individual plan participant’s gross salary (up to a maximum salary of $220,000), including allocated forfeitures for the plan year.  Plan participants vest over a period of one to five years of credited service.  This amount also includes perquisites provided to our Named Executive Officers which have an aggregate value exceeding $10,000, including costs associated with company cars (including insurance), company provided lunches, membership dues and car service for Dr. Olanoff.

(8)	Dr. Olanoff commenced his employment as our Chief Operating Officer effective October 30, 2006.

(9)	Dr. Taglietti became Vice President – Research and Development effective December 2008.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain additional information regarding grants of plan-based awards to our Named Executive Officers for the fiscal year ended March 31, 2009:
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Howard Solomon	12/08/08	120,000	(1)	125,000	(2)	24.1200	4,556,900
Lawrence S. Olanoff, M.D., Ph.D.	12/08/08	80,000	(1)	75,000	(2)	24.1200	2,927,100
Elaine Hochberg	12/08/08	50,000	(1)	50,000	(2)	24.1200	1,871,000
Francis I. Perier, Jr.	12/08/08	40,000	(3)	50,000	(4)	24.1200	1,498,800
Marco Taglietti, M.D.	12/08/08	30,000	(3)	25,000	(4)	24.1200	990,600

(1)
The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on the six-month anniversary of the grant date, 50% of the shares on the first anniversary and 25% of the shares on the second anniversary of the grant date.

(2)	The stock option has a term of ten years and becomes exercisable as to all of the shares covered by the option on the six-month anniversary of the grant date.

(3)	The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on each of the first four anniversaries of the grant date.

(4)
The stock option has a term of ten years and becomes exercisable as to 15% of the shares covered by the option on each of the first four anniversaries of the grant date and as to the remaining 40% of the shares covered by the option on the fifth anniversary of the grant date.

(5)
Represents the value estimated by the Company for reporting purposes only in accordance with SFAS 123R for restricted stock awards and does not reflect whether the recipient has actually realized a financial benefit from the awards.  For additional information regarding the valuation methodology used by the Company, see Note 1 to our 2009 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2009.

Narrative Addendum to the Summary Compensation
Table and Grants of Plan-Based Awards

Equity Plans

The only long-term incentive compensation plan pursuant to which we presently grant equity awards is our 2007 Equity Incentive Plan (the Equity Plan).  Pursuant to the Equity Plan, employees, including the Named Executive Officers, may be granted options to purchase shares of common stock, stock awards, stock appreciation rights and stock equivalent units (the Awards).  The exercise price of all options, including Incentive Stock Options (ISOs) as defined by Section 422 of the Internal Revenue Code of 1986 (the Code), is the fair market value on the date of the grant.  In fiscal 2009, we granted only restricted stock awards and stock options.  All of our employees, our subsidiaries’ employees and our non-employee directors are eligible to receive Awards under the Equity Plan.  The Equity Plan provides that the Compensation Committee may determine which employees are granted Awards and the number of shares subject to each Award.  The non-employee directors are eligible for automatic grants of stock awards and stock options as further described in the narrative following the Directors Compensation Table on Page 29 of this Proxy Statement under the heading “Director Compensation”.

We have historically granted options to our employees and directors under our 1998 Stock Option Plan, our 2000 Stock Option Plan and our 2004 Stock Option Plan (the Prior Option Plans).  Following the adoption of the Equity Plan, we ceased issuing options under the Prior Option Plans, however all options previously issued under the Prior Option Plans which remain outstanding continue to be governed by the terms of such Prior Option Plans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each unexercised option and unvested stock award held by each of our Named Executive Officers as of March 31, 2009:
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Howard Solomon	- -	125,000 (1)	24.1200	12/07/2018	120,000 (2)	2,635,200
	125,000	- -	37.2550	12/06/2017	30,000 (3)	658,800
	200,000	- -	51.5350	12/08/2016	- -	- -
	200,000	- -	40.2900	12/09/2015	- -	- -
	200,000	- -	42.5350	12/13/2014	- -	- -
	200,000	- -	59.0500	12/12/2013	- -	- -
	400,000	- -	48.3400	12/13/2012	- -	- -
	600,000	- -	38.1450	12/14/2011	- -	- -
	2,000,000	- -	33.4532	12/15/2010	- -	- -
	1,200,000	- -	13.1485	12/17/2009	- -	- -
Lawrence S. Olanoff, M.D., Ph.D.	- -	75,000 (1)	24.1200	12/07/2018	80,000 (2)	1,756,800
	75,000	- -	37.2550	12/06/2017	20,000 (3)	439,200
	75,000	175,000 (5)	48.4850	10/30/2016	- -	- -
Elaine Hochberg	- -	50,000 (1)	24.1200	12/07/2018	50,000 (2)	1,098,000
	7,500	42,500 (6)	37.2550	12/06/2017	18,750 (4)	411,750
	22,500	52,500 (7)	51.5350	12/08/2016	- -	- -
	22,500	27,500 (8)	40.2900	12/09/2015	- -	- -
	30,000	20,000 (9)	42.5350	12/13/2014	- -	- -
	50,000	- -	59.0500	12/12/2013	- -	- -
	100,000	- -	48.3400	12/13/2012	- -	- -
	150,000	- -	38.1450	12/14/2011	- -	- -
	137,012	- -	33.4532	12/15/2010	- -	- -
Francis I. Perier, Jr.	- -	50,000 (10)	24.1200	12/07/2018	40,000 (11)	878,400
	7,500	42,500 (6)	37.2550	12/06/2017	15,000 (4)	329,400
	22,500	52,500 (7)	51.5350	12/08/2016	- -	- -
	22,500	27,500 (8)	40.2900	12/09/2015	- -	- -
	60,000	40,000 (12)	44.7400	09/30/2014	- -	- -
Marco Taglietti, M.D.	- -	25,000 (10)	24.1200	12/07/2018	30,000 (11)	658,800

(1)	The option was granted on December 8, 2008 and has a term of ten years. The option vests and is fully exercisable on the six-month anniversary of the grant date.

(2)
The stock award was granted on December 8, 2008.  The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on the six-month anniversary of the grant date, 50% of the shares on the first anniversary and 25% on the second anniversary of the grant date.

(3)
The stock award was granted on December 6, 2007.  The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on the six-month anniversary of the grant date and as to 25% of the shares on the first three anniversaries of the grant date.

(4)
The stock award was granted on December 6, 2007.  The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on each of the first four anniversaries of the grant date.

(5)
The option was granted on October 30, 2006 and has a term of ten years.  The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(6)
The option was granted on December 6, 2007 and has a term of ten years.  The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(7)
The option was granted on December 8, 2006 and has a term of ten years.  The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(8)
The option was granted on December 9, 2005 and has a term of ten years.  The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(9)
The option was granted on December 13, 2004 and has a term of ten years.  The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(10)
The option was granted on December 8, 2008 and has a term of ten years.  The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(11)
The stock award was granted on December 8, 2008.  The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on each of the first four anniversaries of the grant date.

(12)
The option was granted on September 30, 2004 and has a term of ten years.  The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED

The following table provides information on stock option exercises and vesting of restricted stock during the 2009 fiscal year:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Howard Solomon	600,000	7,316,359	30,000	867,150
Lawrence S. Olanoff, M.D., Ph.D.	- -	- -	20,000	578,100
Elaine Hochberg	- -	- -	6,250	143,500
Francis I. Perier, Jr.	- -	- -	5,000	114,800
Marco Taglietti, M.D.	- -	- -	1,563	35,886

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the executive contributions, earnings and account balances for all Named Executive Officers who participate in our Deferred Compensation Plan.  The Deferred Compensation Plan allows full time salaried employees who have an annual base salary of at least $150,000, including the Named Executive Officers listed below, to defer up to 50% of their annual base salary and up to 100% of their annual bonuses.  Deferred amounts are not subject to federal or state income tax until a participant withdraws amounts from the Plan.  We do not match any of these funds.

Employees who participate in the Deferred Compensation Plan may at their option invest deferred monies in a range of investment vehicles that generally mirror the choices available to all employees in the Company’s 401(k) Plan. The investment options in the Deferred Compensation Plan have returns that would be the same as those earned on the same options in the Company’s 401(k) Plan for the 2009 fiscal year.  The rates of return for funds in the Deferred Compensation Plan ranged from: -48.58% to 3.13%.

Name	Executive Contributions in Last Fiscal Year($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Lawrence S. Olanoff, M.D., Ph.D.	220,000	(243,349)	- -	441,110(2)

Elaine Hochberg	30,000	(43,859)	- -	111,082(3)

(1)	The amounts set forth in this column have also been reported as “Salary” for the fiscal year 2009 in the Summary Compensation Table on Page 21 of this Proxy Statement.

(2)	$279,334 and $50,000 of this amount were reported as “Salary” for the fiscal years 2008 and 2007, respectively, in the Summary Compensation Table on Page 21 of this Proxy Statement.

(3)	$28,000 and $25,000 of this amount were reported as “Salary” for the fiscal years 2008 and 2007, respectively, in the Summary Compensation Table on Page 21 of this Proxy Statement.

POST-TERMINATION BENEFITS AND CHANGE IN CONTROL

Severance Arrangements

The offer letters pursuant to which certain executive officers joined Forest, including certain of the Named Executive Officers, include a severance guarantee for the three year period commencing as of the executive’s start date (Initial Guarantee Period), or if longer, a one year severance period following his termination of employment, limited to severance and certain benefits in the event of a termination of his employment by us without Cause or the employee’s termination of employment for Good Reason, each as defined in the agreement (a Qualifying Termination). The offer letters also provide for continued health coverage during the severance period.  Drs. Olanoff and Taglietti and Mr. Perier are the only Named Executive Officers who are entitled to severance benefits pursuant to such offer letters.

Upon a Qualifying Termination, each such officer is entitled to receive base salary payments for the Initial Guarantee Period, or if longer, the one year severance period following his termination, plus one bonus payment based on the target bonus described in the agreement, plus continued medical coverage for the employee and his family for the same period during which he is eligible to receive salary.  In calendar 2008, these offer letters were formally amended with the intention that they would comply with Section 409A of the Internal Revenue Code which may impose additional taxes on executive officers for certain types of deferred compensation that are not in compliance with Section 409A.  The potential amounts payable to Drs. Olanoff and Taglietti and Mr. Perier pursuant to the severance obligations assuming a termination date of March 31, 2009 are set forth in the below table:

Name	Salary ($)	Bonus ($)	Continued Health Care Benefits ($) (1)
Lawrence S. Olanoff, M.D., Ph.D.	840,000 (2)	440,000 (3)	12,831
Francis I. Perier, Jr.	573,500 (4)	275,000 (5)	19,281
Marco Taglietti, M.D.	696,667 (6)	220,000 (7)	25,709 (8)

(1)	Includes amounts payable for health care coverage (medical and dental) for employee and employee’s eligible family members.

(2)	Dr. Olanoff is entitled to 12 months of salary.

(3)	This amount is the higher of last annual bonus or 50% of base salary.

(4)	Mr. Perier is entitled to 12 months of salary.

(5)	This amount is the higher of last annual bonus or 40% of base salary.

(6)	Dr. Taglietti is entitled to 16 months of salary (the remaining period in the Initial Guarantee Period as of March 31, 2009).

(7)	This amount is the higher of last annual bonus or 30% of base salary.

(8)	Dr. Taglietti is entitled to 16 months of continued health care benefits (the remaining period in the Initial Guarantee Period as of March 31, 2009).

Benefits Continuation Agreements

On December 1, 1989 the Board authorized the grant of certain medical insurance benefits to certain senior executive officers and their spouses upon the completion of ten years of service by such officers.  The benefit is provided to these executives and their spouses for their lifetimes following termination of the executive’s employment with Forest.  The benefit is equivalent to the medical insurance benefits provided to the executives as of the date of their termination or as of December 1, 1989, if more favorable, together with payment of reasonable health care related costs.  The benefit need not be provided to the extent and for any time that the executive obtains comparable coverage from a subsequent employer. Mr. Solomon is currently the only executive officer who is entitled to these benefits.  The amounts payable on behalf of Mr. Solomon, assuming he had terminated his employment as of March 31, 2009, are reasonably estimated to be equal to $64,000 annually.

Change in Control

The Board has determined that it is in both our best interests and the best interests of our stockholders to assure that we will have the continued dedication of our executive officers, notwithstanding the possibility of a Change in Control.  The Board believes it is imperative to diminish the inevitable distraction to the executive officers by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the executive officers’ full attention and dedication to us currently and in the event of any threatened or pending Change in Control, and to provide the executive officers with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the executive officers be satisfied and which are competitive with those within our peer group.  In order to accomplish these objectives, the Board has entered into Change in Control agreements with several key employees, including the Named Executive Officers.

Each agreement becomes effective only upon the occurrence of a Change in Control and provides that the executive is entitled to salary, bonus and benefits for a three year period following a Change in Control if the executive’s employment is terminated as a result of such Change in Control or during such three year period by the Company without Cause or by the employee for Good Reason or for Adequate Reason (a Qualifying Termination), each as defined in the agreement.  Subject to certain exceptions, a Change in Control is (i) an acquisition of more than 50% of our common stock or voting securities by a person or group not acquiring their shares directly from us, (ii) an acquisition during any 12-month period of 30% or more of our common stock by a person or group not acquiring their shares directly from us, (iii) a change in the majority of the current Board or their designated successors not consented to by such current Board or designated successors, or (iv) a merger, consolidation or sale of all or substantially all of our assets which involves a 50% or greater change in our stockholders or the replacement of a majority of the current Board or their designated successors or the acquisition by a person or group of more than 30% of our voting securities.

Upon such Qualifying Termination, executives subject to these agreements are eligible for the following amounts: (i) the amount of any accrued compensation obligations to the executive through the termination date, consisting of unpaid base salary, a pro-rated bonus and other accrued compensation through the termination date, plus (ii) an amount equal to three times the executive’s base salary and highest annual bonus, plus (iii) the actuarial equivalent of the employee’s benefit under any retirement plans in which the executive participates, assuming continued participation for a three year period following the termination date.  In addition, the executive will receive continued medical benefits for a three year period for both the executive and his or her family, provided however that such coverage will be secondary to any coverage the executive obtains from a subsequent employer.  Lastly, the employee will be provided with outplacement services and any other amounts or benefits required to be paid or provided under any plan or program.  In calendar 2008, these agreements were formally amended with the intention that they would comply with Section 409A of the Internal Revenue Code which may impose additional taxes on executive officers for certain types of deferred compensation that are not in compliance with Section 409A.

The following table sets forth our reasonable estimate of the potential payments to each of our Named Executive Officers under our Change in Control Agreements if a Change in Control occurred as of March 31, 2009:

Name	Salary($) (1)	Bonus ($) (2)	Continuation of Benefits under Retirement Plans ($) (3)	Continuation of Welfare Benefits ($) (4)
Howard Solomon	3,810,000	2,275,000	80,214	85,343
Lawrence S. Olanoff, M.D., Ph.D.	2,520,000	1,430,000	84,714	47,399
Elaine Hochberg	1,850,256	975,000	81,051	107,315
Francis I. Perier, Jr.	1,720,500	893,750	78,516	61,639
Marco Taglietti, M.D.	1,567,500	715,000	88,800	59,803

(1)	This amount is equal to three times the respective executive officer’s annual base salary in effect at March 31, 2009.

(2)	This amount is equal to 25% of the 2009 bonus which had accrued as of March 31, 2009, plus three times the highest bonus awarded during the last three fiscal years.

(3)	Amounts set forth represent payments in connection with our 401(k) Plan and our profit sharing plan for a three year period.

(4)
This amount represents payments under welfare benefits plans including medical, dental and life insurance for a three year period.  The amounts payable do not include amounts payable in connection with Benefits Continuation Agreements described above.

DIRECTOR COMPENSATION

The table below summarizes the compensation for our non-employee directors for the fiscal year ended March 31, 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Nesli Basgoz, M.D.	43,000	21,279	80,000	- -	144,279
William J. Candee, III	65,000	21,279	80,000	- -	166,279
George S. Cohan	42,500	21,279	80,000	- -	143,779
Dan L. Goldwasser	59,500	21,279	80,000	- -	160,779
Kenneth E. Goodman	43,000	21,279	80,000	34,177 (2)	178,456
Lester B. Salans, M.D.	55,000	21,279	80,000	- -	156,279

(1)
Represents the amount of compensation cost recognized by us in fiscal year 2009 related to stock awards and stock options granted in fiscal year 2009 and prior years, as described in SFAS 123R.  For a discussion of the valuation assumptions with respect to the 2009 fiscal year, see Note 1 to our 2009 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2009.

(2)
This amount reflects payments made to or on behalf of Mr. Goodman pursuant to his Benefits Continuation Agreement, a benefit to which Mr. Goodman is entitled as a result of his prior service as President and Chief Operating Officer of Forest.  The provisions of the Benefits Continuation Agreement are described on Page 27 of this Proxy Statement under the heading “Benefits Continuation Agreements.”

Director Fees

During the first three quarters of the fiscal year ended March 31, 2009, we had the following standard compensation arrangements with our non-employee directors: $30,000 annually for services as a director, a fee of $2,000 for each Board of Directors meeting attended, a fee of $1,500 for attendance at a Committee meeting and a fee of $1,000 for each Committee Chairman for each Committee meeting attended provided the Committee meeting was not held in conjunction with a Board of Directors meeting.  Effective as of January 1, 2009, we increased these fees as follows: $40,000 annually for services as a director plus a fee of $2,500 for each Board of Directors meeting attended, and the $1,500 fee for attendance at a Committee meeting was continued.  Also effective January 1, 2009, the $1,000 fee payable to each Committee Chairman for each Committee meeting was discontinued, the Audit Committee Chairperson was granted a $12,000 annual retainer fee and the Compensation Committee Chairperson was granted a $6,000 annual retainer fee.  In addition, we pay $1,000 to any out-of-town non-employee director who is required to come to New York City for a meeting.  Mr. Candee received a fee of $5,000 in addition to other director fees in consideration of his services as secretary of meetings of the Board of Directors and of Committees of which he is a member.  Out-of-town non-employee directors are also reimbursed for travel expenses incurred in connection with meetings.

Automatic Equity Grants

In addition, our non-employee directors participate in the 2007 Equity Incentive Plan (the Equity Plan).  Under the Equity Plan, an initial grant of options covering 20,000 shares of common stock is automatically granted to non-employee directors upon appointment to the Board.  Each such option grant is at an exercise price equal to the average of the high and low prices of our common stock on the NYSE on the grant date.  The options become exercisable (assuming the non-employee director is then serving on the Board) as to 25% of the shares covered by the options on the six-month anniversary of the grant date and on each anniversary of the grant date until all such options are exercisable.  No new directors were appointed during fiscal year 2009, and accordingly, no directors were eligible for this grant during fiscal year 2009.

The Equity Plan further provides for the automatic annual grant to each of our non-employee directors of options covering 4,000 shares of common stock on the date of their annual election or re-election by our stockholders.  Each such option grant is at an exercise price equal to the average price of the high and low prices of our common stock on the NYSE on the grant date and becomes fully exercisable (provided the non-employee director is then serving on the Board) on the six-month anniversary of the grant date.  All options granted under the Equity Plan to non-employee directors have a term of ten years from the grant date.

Lastly, the Equity Plan also provides for the automatic annual grant to each of our non-employee directors of 1,000 shares of our common stock.  The annual stock award is subject to a risk of forfeiture which lapses (assuming the non-employee director is then serving on the Board) as to 25% of the shares covered by the award on the six-month anniversary of the grant date and on each of the first, second and third anniversaries of the grant date, except that such risk of forfeiture will automatically lapse in the case of a non-employee director who dies while serving on the Board and who has served on the Board for at least one year following receipt of the stock grant.

AUDIT COMMITTEE REPORT (1)

For the fiscal year ended March 31, 2009, the Audit Committee consisted of William J. Candee, III (the Chairman), Dan L. Goldwasser and Lester B. Salans, M.D.  The Board has affirmatively determined that Messrs. Candee and Goldwasser and Dr. Salans are independent as defined under the NYSE listing standards and Rule 10A-3 of the Securities and Exchange Act of 1934.  The Committee operates under a written charter adopted by the Board of Directors.

The Committee recommends to the Board, subject to stockholder ratification, the selection of our independent registered public accounting firm.  Management is responsible for our internal controls and the financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for issuing a report thereon.  The Committee monitors and oversees these processes.

In this context, the Committee has met and held discussions with management, the internal auditor and BDO Seidman, LLP (BDO), our independent registered public accounting firm.  Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.  The Committee reviewed and discussed the audited consolidated financial statements, as well as the unaudited financial statements included in Quarterly Reports on Form 10-Q for each of the first three quarters of the fiscal year, with management and BDO.  The Committee discussed with BDO matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees).  The Committee has also received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included or incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended March 31, 2009 for filing with the Securities and Exchange Commission.  The Board has adopted this recommendation.

Audit Committee
William J. Candee, III
Dan L. Goldwasser
Lester B. Salans, M.D.

(1)
Notwithstanding anything to the contrary set forth in any of Forest’s previous or future filings under the Securities Act of 1933 or the 1934 Act, the Audit Committee Report shall not be incorporated by reference in any such filings.

PROPOSAL 2

Advisory Vote on Executive Compensation

The Board of Directors recognizes that stockholders have a legitimate interest in executive compensation matters and recognizes the growing interest of our stockholders in having the ability to voice their views on the Company’s policies with respect to such matters.

In 2009, the Board amended its Corporate Governance Guidelines to provide for the annual submission to stockholders of a proposal giving the stockholders the opportunity to approve or disapprove the Company’s executive compensation philosophy, policies and procedures as described in the “Compensation Discussion and Analysis” section regarding named executive officer compensation in this Proxy Statement.

Because the vote is advisory, it will not be binding on the Board.  However, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements.  The Board and Management are committed to our stockholders and understand that it is useful and appropriate to obtain the views of our stockholders when considering the design and initiation of executive compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE EXECUTIVE COMPENSATION PHILOSOPHY, POLICIES AND PROCEDURES AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” SECTION IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO Seidman, LLP (BDO) has audited our consolidated financial statements for each of the three fiscal years ended March 31, 2009.  In addition to retaining BDO to audit our consolidated financial statements for fiscal year 2009, we and our affiliates retained BDO, as well as other accounting and consulting firms, to provide various consulting and other services in fiscal year 2009 and expect to continue to do so in the future.

The following table presents fees for professional audit services rendered by BDO for the audit of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q (Audit Fees) for fiscal years 2009 and 2008, and fees billed for other services rendered by BDO:

	2009		2008
Audit Fees	$1,541,861		$1,428,398
Audit Related Fees (1)	35,000	(2)	92,287	(3)
Tax Fees (1)	14,662
	$1,591,523		$1,520,685

(1)	The Audit Committee has considered the non-audit services performed for us by BDO in the Committee’s evaluation of BDO’s independence.

(2)	Audit related fees were principally related to services rendered in connection with the audit of our benefit plan.

(3)	Audit related fees were principally related to services rendered in connection with the acquisition of Cerexa and the audit of our benefit plan.

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent registered public accounting firm is permitted to perform for us under applicable federal securities regulations.  While the general policy of the Audit Committee is to make such determinations at full Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee, provided that all such decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

The Board desires to continue the services of BDO for the current fiscal year ending March 31, 2010.  Accordingly, the Board recommends that you ratify the selection by the Board of BDO to audit the financial statements of Forest for the current fiscal year.  Representatives of BDO are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the stockholders.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE SELECTION OF BDO SEIDMAN, LLP.

MISCELLANEOUS

Annual Report

Forest’s 2009 Annual Report is being mailed to stockholders contemporaneously with this Proxy Statement.

Form 10-K

AT YOUR WRITTEN REQUEST, WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR THE FISCAL YEAR ENDED MARCH 31, 2009.  PLEASE MAIL YOUR REQUEST TO CORPORATE SECRETARY, FOREST LABORATORIES, INC., 909 THIRD AVENUE, NEW YORK, NEW YORK 10022.  YOU MAY ALSO ACCESS OUR FORM 10-K UNDER THE “INVESTORS” LINK ON OUR WEBSITE AT WWW.FRX.COM.

Proposals of Stockholders

If you wish to submit a proposal for consideration at our 2010 Annual Meeting of Stockholders, you should submit the proposal in writing to us at the address set forth on Page 1 of this Proxy Statement.  Proposals must be received by us on or before March 2, 2010, for inclusion in next year’s proxy materials.  If you submit a proposal you must, in all other respects, comply with Rule 14a-8 under the Securities Exchange Act of 1934.  If you intend to present a proposal at our 2010 Annual Meeting of Stockholders without inclusion of the proposal in our proxy materials, you are required to provide notice of the presenting proposal to us in accordance with our By-laws no later than June 11, 2010 and no earlier than May 12, 2010.

If a properly submitted stockholder proposal is received after May 12, 2010, we may vote in our discretion as to that proposal all of the shares for which we have received proxies for the 2010 Annual Meeting of Stockholders.

Your vote is important.  We urge you to vote by mail, by telephone, or via the Internet without delay.

WILLIAM J. CANDEE, III,
Secretary

Dated:  June ___, 2009

APPENDIX A

DIRECTOR QUALIFICATION STANDARDS

•	No Director who is an employee or a former employee of Forest will be considered “independent” until three years after the employment has ended.

•
No Director who receives more than $100,000 per year in direct compensation from Forest, other than director and committee fees and pension or other form of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) until three years after he or she ceases to receive more than $100,000 per year in such compensation will be considered “independent.”

•
No Director who is, or in the past three years has been, part of an interlocking directorate in which an executive officer of Forest serves on the compensation committee of another company that currently employs the Director will be considered “independent.”

•
No Director who during the prior three years, was an executive officer or an employee, or whose immediate family member was an executive officer, of a company that made payments to, or received payments from Forest for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross assets will be considered “independent.”

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

FOREST LABORATORIES, INC.

Proxy - For the Annual Meeting of Stockholders – August 10, 2009

I appoint Howard Solomon and Lawrence S. Olanoff, M.D., Ph.D., or either of them, as my proxies, with full power of substitution, to vote all shares of Common Stock of FOREST LABORATORIES, INC. which I am entitled to vote at the Annual Meeting of Stockholders to be held on August 10, 2009 at 10:00 A.M. at JP Morgan Chase & Co. Corporate Headquarters, 277 Park Avenue, New York, New York, 10017 and at any adjournments of the meeting on all matters coming before said meeting.

My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote “FOR” the election of all the nominees listed under Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.  My proxies may vote according to their discretion on any other matter which may properly come before the meeting.  I may revoke this proxy prior to its exercise.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

(continued on reverse side)

FOREST LABORATORIES, INC. 909 THIRD AVENUE 24th FLOOR NEW YORK, NY 10022
VOTE VIA INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Forest Laboratories, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE -1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Forest Laboratories, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK.	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOREST LABORATORIES, INC.
Vote On Directors
1. Election of eight Directors:
Nominees:	For	Against	Abstain
01) Howard Solomon			
02) Lawrence S. Olanoff, M.D., Ph.D.			
03) Nesli Basgoz, M.D.			
04) William J. Candee, III			
05) George S. Cohan			
06) Dan L. Goldwasser			
07) Kenneth E. Goodman			
08) Lester B. Salans, M.D.			

Vote On Proposals				For	Against	Abstain
2. Approval of the Company’s executive compensation philosophy, policies and procedures as described in the “Compensation Discussion and Analysis”.						
3. Ratification of the selection of BDO Seidman, LLP as Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2010.						

Please sign here exactly as your name(s) appear(s) on this proxy.  If signing for an estate, trust or corporation, title or capacity should be stated.  If shares are held jointly, each holder should sign.  If a partnership, sign in partnership name by authorized person.

PLEASE SIGN, DATE AND MAIL IN THE ENVELOPE PROVIDED.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date